Exhibit 10.1

1400 Seaport Boulevard
Redwood City
California 94063
U.S.A.
main +1 650 562 0200
fax +1 650 817 1499
www.openwave.com

October 4, 2004

Mr. Steve Peters

c/o Openwave Systems Inc.

1400 Seaport Boulevard

Redwood City, CA 94063

Re:	Amended and Restated Employment Terms

Dear Steve:

This letter sets forth the terms of your employment at Openwave Systems Inc. (the “Company”). This letter supersedes all prior agreements relating to the terms of your employment, except for the Change of Control Severance Agreement dated April 28, 2003, between you and the Company (the “Change of Control Agreement”) and the Confidentiality and Invention Assignment Agreement dated April 24, 2003 between you and the Company (the “Confidentiality and Invention Assignment Agreement”). The terms set forth below are effective as of October 1, 2004, except as otherwise set forth below.

1. Title and Cash Compensation.

Your title will be Executive Vice President and Chief Administrative Officer. You will continue to report to me in my capacity as President and CEO. Effective October 1 2004, your monthly base salary will be $25,000 per month or $300,000 on an annualized basis. In addition, for the fourth calendar quarter of 2004, you shall be eligible for a cash award from the Company under the Company’s Variable Pay Plan (“VPP”), based upon a target for such quarter which shall be fifteen (15%) of your annual base salary (ie., $45,000). Your actual incentive cash award for this quarter may be below, at, or above target, and shall be determined based upon a combination of (a) the Company’s achievement level against the financial and performance objectives and (b) an individual modifier component based upon your individual performance as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in consultation with the CEO. Your maximum quarterly incentive cash award shall not exceed one hundred fifty percent (150%) of your target quarterly incentive.

Commencing January 1, 2005, you shall be eligible for a semi-annual incentive cash award from the Company under the VPP or alternatively the Company’s Corporate Incentive Plan for Executives (“CIP”), based upon a target for each semi-annual period which shall be thirty percent (30%) of your annual base salary ($90,000 for each semi-annual period based upon your current base salary). Your actual annual incentive cash award for each such semi-annual period may be below, at, or above target and shall be determined based upon a combination of (a) the Company’s achievement level against financial and performance objectives and (b) an individual modifier component based upon your individual performance as determined by the Compensation Committee in consultation with the CEO. The Company and you agree that the incentive cash awards shall be determined under the VPP until such time as the CIP is in effect and is designed to be fully funded if the Company meets the CIP performance targets, at which point your incentive cash awards will be determined by the CIP. Regardless, you are only eligible for payments under either the VPP or CIP for any given period, and not both, and the maximum possible payout to you under the VPP and the CIP, as applicable, for each six-month period is one hundred fifty percent (150%) of the target incentive cash for each such period. The terms of the VPP or CIP, as applicable, including the financial and performance objectives for the Company shall be established by the Compensation Committee in consultation with the CEO.

2. Equity Awards.

Subject to approval of the Compensation Committee, you will receive (a) an option to purchase two hundred thousand (200,000) shares of Company common stock (the “Option”) and (b) a restricted stock award of one hundred sixty thousand (160,000) shares of Company common stock (the “Restricted Stock Award”). The Option shall have an exercise price equal to fair market value on the date of grant and shall vest in equal monthly installments over a three-year period commencing from August 30, 2004. The Restricted Stock Award shall vest over four years in four equal installments of forty thousand (40,000) shares each on the first four anniversaries after August 30, 2004. All vesting for the Option and the Restricted Stock Award shall be contingent upon your continued employment at the Company on the applicable vesting date. Except as otherwise expressly set forth in this letter agreement, the Restricted Stock Award will be granted under and subject to the terms of the Company’s standard form of restricted stock award agreement.

You should be aware that you will incur federal and state income taxes as a result of your receipt or the vesting of the Restricted Stock Award, with the timing of such income contingent upon whether you timely make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (an “83(b) election”). It is entirely your choice whether you make an 83(b) election and you should consult with your own tax and financial advisors in that regard. The Company will not provide you with any assistance in paying your taxes on the Restricted Stock Award, regardless of whether or not you make an 83(b) election.

In addition, if you are terminated without Cause (as defined in Exhibit A) the next forty thousand (40,000) shares under the Restricted Stock Award due to vest within the next twelve (12) months, if any such shares remain unvested, shall accelerate and vest automatically upon termination of your employment.

You also will not be eligible for a stock option award in connection with the Company’s 2004 executive option program.

3. Other Benefits.

You will continue to be entitled to any benefits applicable to you under the Company’s Executive Severance Policy, as in effect at the applicable time. As an employee, you also will continue to be eligible to receive our standard employee benefits except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

4. Additional Terms.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under or referred to in this letter.

In consideration of the foregoing, you hereby reconfirm your obligations under the Confidentiality and Invention Assignment Agreement.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to Susan Gonzalez no later than two days after your receipt of this letter.

/s/ DON LISTWIN
Don Listwin
President and CEO

Accepted by:

/s/ STEVE PETERS
Steve Peters

EXHIBIT A

“Cause” shall mean (i) negligence or misconduct in the performance of your duties to the Company; (ii) repeated unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company; (v) unsatisfactory performance after prior notice and a reasonable opportunity to cure the unsatisfactory performance in accordance with the Company’s policies, (vi) commission of any act of fraud with respect to the Company; or (vii) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.